Exhibit 99.1


  Genelabs Regains Compliance with Nasdaq Capital Market Listing Requirements

Redwood City, CA -- January 9, 2006 -- Genelabs Technologies, Inc. (Nasdaq:
GNLB; GNLBD) announced today that it has received notification from The Nasdaq Stock Market that the Company has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market, pursuant to Nasdaq Marketplace Rule 4310(c)(4). In the letter, Nasdaq advised the Company that the matter of the Company's compliance with that requirement is now closed.

About Genelabs
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Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs(R) and the Genelabs logo are registered trademarks and Prestara(TM) is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the continued trading of the company's stock on the Nasdaq Capital Market, compliance with Nasdaq Capital Market listing requirements and the future of the company's research and development programs. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs' stock price; failures or setbacks in our HCV research programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara(TM), including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs' capital requirements and history of operating losses. Please see the information appearing in Genelabs' filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions "Risk Factors" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.